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                                                                      EXHIBIT 99
NEWS RELEASE


The TesseracT Group, Inc. Announces Potential Outsourcing
Arrangements With Arthur Andersen and Withdrawal of Arthur
Andersen as Its Independent Auditors

         PHOENIX--May 11, 1999--The TesseracT Group, Inc. (NASDAQ: TSST), today announced that it is negotiating a multi-year strategic outsourcing agreement with Arthur Andersen LLP designed to simplify and strengthen the finance and accounting processes for its three business units: TesseracT Schools, Sunrise Preschools and the Academy of Business College. As part of such negotiations, Arthur Andersen will begin to provide certain accounting and information processing services to the Company on an interim basis.

         Because of these negotiations and interim accounting and information processing services, Arthur Andersen LLP has withdrawn as the Company's independent auditors in accordance with SEC requirements. Arthur Andersen LLP had audited the financial statements of the Company since its inception. The Company is currently interviewing other of the "Big Five" accounting firms to replace Arthur Andersen as the Company's independent auditors for its fiscal year ending June 30, 1999.

         Under the arrangements being negotiated, beginning July 1, 1999, Arthur Andersen Process Solutions would manage TesseracT's finance and accounting department. The scope of services under this outsourcing agreement would include financial reporting, general accounting, accounts payable, accounts receivable, and information technology operations. These functions would operate under the direction of TesseracT's Chief Financial Officer, Richard C. Yonker, who joined the Company in April 1999. Arthur Andersen Process Solutions is a practice of Arthur Andersen LLP that creates, implements and operates world-class business process solutions that improve profitability and business performance of its clients.

         The TesseracT Group is an integrated education management organization that provides educational services from preschool through post-secondary education. The Company now operates 40 schools in six states serving over 5,000 preschool to post-secondary students. Based on previously announced agreements to develop and operate additional charter schools, the Company expects to be operating in excess of 45 schools, serving over 9,000 students, by September 1999.

         This release contains forward-looking statements about the Company, which are subject to risks and uncertainties and actual results may be materially different. These statements include, but are not limited to, statements herein regarding the opening of new charter schools and the integration of services into single education facilities. Factors that could cause actual results to differ from those expected include, but are not limited to, governmental regulation, including the continued availability of charter school legislation, the ability of the Company to successfully integrate all of its services into single education


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facilities, and the factors described from time to time in the Company's reports on file with the Securities and Exchange commission, including but not limited to, the Company's Annual Report on Form 10-K for the year ended June 30, 1998. Accordingly, there can be no assurances that any future results will be achieved.

CONTACT:    The TesseracT Group, Inc.
            Richard C. Yonker
            Vice President and CFO
            480/767-2300
            or
            Investor Relations:
            Cheryl Schneider/Tessa Lavender-Beck
            Press:  Michael McMullan
            Morgen-Walke Associates, Inc.
            212/850-5600